Exhibit 99.1

Adaptimmune Reports Q2 Financial Results and Provides Business Update

Q2 Tecelra sales of $11.1m with 16 patients invoiced represents >150% growth vs Q1 2025

Entered into a definitive agreement for the sale of TECELRA, lete-cel, afami-cel, and uza-cel cell therapies to US WorldMeds for $55 million upfront with up to $30 million in future milestone payments

Following the transaction, Adaptimmune has repaid its debt and is restructuring to maximize value from remaining assets, including PRAME and CD70 directed T-cell therapies

Philadelphia, Pennsylvania and Oxford, United Kingdom--(Newsfile Corp. – August 13, 2025) - Adaptimmune Therapeutics plc (NASDAQ: ADAP) today reported financial results and provided a business update for the second quarter ended June 30, 2025.

Adrian Rawcliffe, Adaptimmune's Chief Executive Officer: “The launch of TECELRA continued to accelerate through Q2 with an increase of over 150% in patients invoiced and in revenue. The full network of ATCs is close to completion with 30 now accepting referrals. Our manufacturing organization continues to deliver with a 100% commercial manufacturing success rate through to the end of Q2. The transaction with US WorldMeds will ensure that patient access to TECLRA continues and also places lete-cel in capable hands leading up to its planned launch in 2026. As we noted when we announced the transaction on July 28, this deal follows an extensive review of strategic alternatives and represents the best path forward for Adaptimmune, our patients and stakeholders. Since closing the transaction on July 31, we have repaid our debt facility with Hercules Capital and are restructuring to support the assets transferred to US WorldMeds, and to maximize value from our remaining assets including programs targeting PRAME and CD70.”

Financial Results for the six months ended June 30, 2025

●	Cash / liquidity position: As of June 30, 2025, Adaptimmune had cash and cash equivalents of $26.1 million and Total Liquidity[1] of $26.1 million, compared to $91.1 million and $151.6 million respectively, as of December 31, 2024.
●	Revenue: Revenue for the three and six months ended June 30, 2025, was $13.7 million and $21.0 million respectively, compared to $128.2 million and$133.9 million for the same periods in 2024. Revenue from development activities decreased by 96% for the six months ended June 30, 2025, compared to the same period in 2024. This decline was primarily due to the termination of the Genentech collaboration in April 2024 which resulted in the recognition of a cumulative catch-up adjustment of $101.3 million for the six months ended June 30, 2024. The product revenue has increased due to product sales commencing following the FDA approval of TECELRA on August 1, 2024.
●	Research and development (R&D) expenses: R&D expenses for the three and six months ended June 30, 2025, were $23.0 million and $51.8 million respectively, compared to $40.4 million and $75.7 million for the same periods in 2024. R&D expenses decreased due to a decrease in the average number of employees engaged in R&D following the restructuring and reprioritization of activities that was announced in November 2024 and a decrease in subcontracted expenditure and manufacturing facilities expenses , offset by a decrease in offsetting reimbursements receivable for R&D tax and expenditure credits.

1 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below

●	Selling, general and administrative (SG&A) expenses: SG&A expenses for the three months and six months ended June 30, 2025, were $18.5 million and $41.8 million respectively, compared to $19.1 million and $38.8 million for the equivalent periods in 2024. SG&A expenses increased due to restructuring charges for the restructuring program initiated in the fourth quarter of 2024 for which there was no equivalent in the same periods of 2024 which was partially offset by a decrease in share-based compensation expense due to forfeitures arising as a result of this restructuring program. Also, there was an increase in accounting, legal and professional fees due to fees relating to business development work.
●	Net loss: Net loss attributable to holders of the Company's ordinary shareholders for the three months and six months ended June 30, 2025, were $30.3 million and $77.9 million respectively ($(0.02) and $(0.05) per ordinary share), compared to profits of $69.5 million and $21.0 million ($0.05 and $0.01 per ordinary share), for the equivalent periods in 2024.

As a result of the transaction with US WorldMeds and repayment of all sums under the loan agreement with Hercules Capital Inc, we consider that the cash and cash equivalents of the Company will be sufficient to meet our planned operating requirements through the 12 months following the filing of our Quarterly Report for the second quarter of 2025.

About Adaptimmune
Adaptimmune is a fully integrated cell therapy company working to redefine how cancer is treated. With its unique engineered T cell receptor (TCR) platform, the Company is developing personalized medicines designed to target and destroy difficult-to-treat solid tumor cancers and to radically improve the patient’s cancer treatment experience.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address our expected future business, financial performance, financial condition, as well as the results of operations and often contain words such as “anticipate” “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions. Such statements are based only upon current expectations of Adaptimmune. Reliance should not be placed on these forward-looking statements because they involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity (a non-GAAP financial measure) is the total of cash and cash equivalents and marketable securities (available-for-sale debt securities). Each of these components appears separately in the condensed consolidated balance sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the condensed consolidated financial statements, which reconciles to Total Liquidity as follows (in thousands):

	June 30,	December 31,
	2025	2024
Cash and cash equivalents	$26,061	$91,139
Marketable securities - available-for-sale debt securities	—	60,466
Total Liquidity	$26,061	$151,605

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its assessment of overall solvency and liquidity, financial flexibility, capital position and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$11,078	$—	$15,126	$—
Development revenue	2,599	128,231	5,836	133,909
Total revenue	13,677	128,231	20,962	133,909
Operating expenses:
Cost of goods sold	(2,501)	—	(3,380)	—
Research and development	(22,979)	(40,448)	(51,836)	(75,655)
Selling, general and administrative	(18,485)	(19,083)	(41,767)	(38,815)
Total operating expenses	(43,965)	(59,531)	(96,983)	(114,470)
(Loss)/profit from operations	(30,288)	68,700	(76,021)	19,439
Interest income	233	1,376	1,143	2,721
Interest expense	(962)	(526)	(2,843)	(526)
Other income (expense), net	1,289	497	984	436
(Loss)/profit before income tax expense	(29,728)	70,047	(76,737)	22,070
Income tax expense	(612)	(526)	(1,187)	(1,052)
Net (loss)/profit attributable to ordinary shareholders	$(30,340)	$69,521	$(77,924)	$21,018

Net (loss)/profit per ordinary share
Basic	$(0.02)	$0.05	$(0.05)	$0.01
Diluted	$(0.02)	$0.04	$(0.05)	$0.01

Weighted average shares outstanding:
Basic	1,584,522,868	1,533,531,837	1,563,458,270	1,492,386,749
Diluted	1,584,522,868	1,559,183,774	1,563,458,270	1,519,004,675

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$26,061	$91,139
Marketable securities - available-for-sale debt securities (amortized cost of $0 and $60,451) net of allowance for expected credit losses of $0 and $0	-	60,466
Accounts receivable, net of allowance for expected credit losses of $0 and $0	9,313	1,454
Inventory, net	11,411	7,320
Other current assets and prepaid expenses	31,330	27,790
Total current assets	78,115	188,169

Restricted cash	1,717	2,067
Other non-current assets	94	629
Operating lease right-of-use assets, net of accumulated amortization of $20,721 and $17,750	18,748	19,909
Property, plant and equipment, net of accumulated depreciation of $75,028 and $51,893	28,152	31,309
Intangible assets, net of accumulated amortization of $6,141 and $5,567	3,807	3,880
Total assets	$130,633	$245,963

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$9,418	$8,692
Operating lease liabilities, current	4,514	4,709
Accrued expenses and other current liabilities	24,526	32,919
Restructuring provision	2,355	5,911
Deferred revenue, current	10,700	12,296
Total current liabilities	51,513	64,527

Operating lease liabilities, non-current	18,491	19,263
Deferred revenue, non-current	101,419	95,815
Borrowings, non-current	25,675	50,237
Other liabilities, non-current	4,493	4,272
Total liabilities	201,591	234,114

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 2,108,130,546 authorized and 1,590,309,546 issued and outstanding (2024: 2,039,252,874 authorized and 1,535,653,620 issued and outstanding)	2,156	2,085
Additional paid in capital	1,109,409	1,105,653
Accumulated other comprehensive loss	(10,612)	(1,902)
Accumulated deficit	(1,171,911)	(1,093,987)
Total stockholders' equity	(70,958)	11,849

Total liabilities and stockholders’ equity	$130,633	$245,963

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Six months ended
	June 30,
	2025	2024
Cash flows from operating activities
Net (loss)/profit	$(77,924)	$21,018
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,620	5,457
Amortization	355	115
Share-based compensation expense	1,990	6,160
Unrealized foreign exchange gains	(888)	(266)
Accretion of available-for-sale debt securities	(509)	(42)
Other	56	2
Changes in operating assets and liabilities:
(Increase)/decrease in receivables and other operating assets	(9,158)	20,788
Increase in inventories	(4,041)	—
(Decrease)/increase in payables and other current liabilities	(11,407)	1,012
Decrease in noncurrent assets	562	—
Increase in borrowings and other non-current liabilities	784	454
Decrease in deferred revenue	(5,812)	(39,249)
Net cash (used in)/provided by operating activities	(101,372)	15,449

Cash flows from investing activities
Acquisition of property, plant and equipment	(1,278)	(524)
Acquisition of intangible assets	—	(588)
Maturity, redemption or sale of marketable securities	76,950	—
Investment in marketable securities	(16,090)	—
Other	62	11
Net cash provided by/(used in) investing activities	59,644	(1,101)

Cash flows from financing activities
Proceeds from issuance of borrowings, net of discount	—	24,500
Repayment of borrowings	(25,451)	—
Proceeds from issuance of common stock from offerings, net of commissions and issuance costs	1,775	29,171
Proceeds from exercise of stock options	10	76
Net cash (used in)/provided by financing activities	(23,666)	53,747

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(34)	(436)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(65,428)	67,659
Cash, cash equivalents and restricted cash at start of period	93,206	147,017
Cash, cash equivalents and restricted cash at end of period	$27,778	$214,676

Adaptimmune Contact

Investor Relations and Media Relations
Adrian Rawcliffe, Chief Executive Officer
Adrian.Rawcliffe@adaptimmune.com